May 19, 2025

James M. Pirrello
Via E-mail

Re: Resignation as Interim Chief Executive Officer

Dear Jamie:
    As you know, United Homes Group, Inc. (the “Company”) has selected a permanent Chief Executive Officer, who will commence serving in that role on May 19, 2025 (the “Effective Date”). The purpose of this letter (the “Letter Agreement”) is to memorialize our recent discussions concerning your resignation as Interim Chief Executive Officer of the Company and your termination of employment with the Company, in each case, effective as of Effective Date, in accordance with the terms and conditions of the employment agreement between you and the Company, dated October 1, 2024 (the “Employment Agreement”), as amended by this Letter Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement.
1.Resignation. You and the Company hereby agree that, notwithstanding any provision of the Employment Agreement to the contrary, the Term of your Employment Agreement shall terminate, effective as of the Effective Date. In addition, you hereby resign, and the Company hereby accepts your resignation, effective as of the Effective Date, as an employee of the Company, from your position as Interim Chief Executive Officer of the Company and from any other officer positions you may hold with the Company or any of its subsidiaries. You agree to execute any additional documents as promptly as may be reasonably requested by the Company to evidence such resignation of your employment and your officer positions.
2.Continued Board Service. Following the Effective Date, you will continue to serve as a member of the Company’s Board of Directors (the “Board”) and for so long as you continue to serve as a member of the Board thereafter, you will be entitled to receive Board compensation on the same basis as other non-employee members of the Board. For so long as you continue to serve as a member of the Board, the stock option award granted to you as of April 25, 2024 shall remain outstanding in accordance with the terms of the applicable option award agreement (the “Option Award Agreement”).
3.Severance In Lieu of Continued Employment. In consideration for your resignation as an employee and officer of the Company, effective as of the Effective Date, and in lieu of any compensation and benefits you would have otherwise been eligible to receive for the three (3) month period following the Effective Date had the Term continued following the Effective Date as originally contemplated under Section 2.2(b) of your Employment

Agreement, the Company will (a) pay you cash severance in the aggregate amount three (3) months of Base Salary ($125,000.00), payable in equal installments on each Company payroll date that occurs during the three (3) month period following the Effective Date (the “Severance Period”) and (b) reimburse you for premiums paid by you during the Severance Period for continuation coverage under the Company’s health and welfare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided you timely elect COBRA coverage and subject to your continued eligibility for COBRA continuation coverage during the Severance Period.
4.Service Recognition Bonus and Release. In addition, in recognition of your outstanding service and dedication to the Company as Interim Chief Executive Officer and subject to your execution of the release of claims attached hereto as Exhibit A (the “Release”) and your non-revocation of the Release during the applicable revocation period, the Company will pay you a cash bonus equal to $125,000.00 (the “Service Recognition Bonus”), payable in a single lump sum on the first payroll date following lapse of the applicable Release revocation period.
5.Continuing Obligations. You hereby agree that, during the Severance Period, you will continue to be bound by the restrictive covenants set forth in Sections 7.3 and 7.4 of your Employment Agreement on the same basis as if the Term had continued following the Effective Date as originally contemplated under Section 2.2(b) of your Employment Agreement. You and the Company also hereby acknowledge that, following the Effective Date, each of us will continue to be bound by the provisions of the Employment Agreement that survive the end of the Term, as contemplated under Section 10.5 of the Employment Agreement.
6.No Additional Payments; Tax Withholding. You agree and acknowledge that the compensation and benefits provided under this Letter Agreement shall satisfy in full the obligations of the Company and any of its subsidiaries to you and that you are not entitled to receive any other severance or other termination benefits under the Employment Agreement or any Company severance policy, plan or otherwise. All payments will be less applicable federal, state, and local tax and other withholdings.
7.Miscellaneous. This Letter Agreement constitutes an amendment to the terms of the Employment Agreement and the provisions of this Letter Agreement are subject to Section 10 (Miscellaneous) of the Employment Agreement, which section is incorporated herein by reference. In the event there is a conflict between the terms of this Letter Agreement and the Employment Agreement, the terms of this Letter Agreement shall govern. This Letter Agreement, together with your Employment Agreement (as amended hereby) and the Option Award Agreement constitute the entire agreement between the parties. No amendment to this Letter Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument. The execution of this Letter Agreement may be by actual, portable document format (.pdf) or facsimile signature. Electronic copies of this Agreement shall have the same force and effect as the original.

Please sign below to acknowledge your agreement to the terms of this Letter Agreement.
UNITED HOMES GROUP, INC.
By: /s/ Keith Feldman
Name: Keith Feldman
Title: Chief Financial Officer
ACKNOWLEDGED AND AGREED:
/s/ James M. Pirrello
James M. Pirrello
Date: May 19, 2025

Exhibit A
Release of Claims
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release will have the meanings given to them in the employment agreement dated October 1, 2024, between United Homes Group, Inc. (the “Company”) and Jamie Pirrello (my “Employment Agreement”) or that letter agreement dated May 19, 2025 between me and the Company (my “Letter Agreement”), as applicable.
For and in consideration of the Service Recognition Bonus, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company and each of its direct and indirect subsidiaries, and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my employment by or service to the Company or the termination thereof (“Claims”), including without limitation any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown Claims that I may have against the Company Releasees under these and any other laws.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws
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listed in the preceding paragraph and that I have not filed any claim against any of the Company Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding the generality of the foregoing, I do not release (i) claims to receive the cash severance benefits, COBRA reimbursement payments and Service Recognition Bonus, in each case, in accordance with the terms of the Letter Agreement or (ii) claims that cannot be waived by law. Further, nothing in this Release shall prevent me from (i) initiating or causing to be initiated on my behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of my claims under the ADEA (but no other portion of this Release); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.
I acknowledge that I have been given at least 21 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before 21 days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.
I understand that after executing this Release, I have the right to revoke it within seven days after its execution. I understand that this Release will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven-day period.
This Release will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to the Service Recognition Bonus unless this Release is effective on or before the date that is the first payroll date of the Company that occurs after the 30th day following the date of my termination of employment.
The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of
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competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.
This Release will be governed in accordance with the laws of the State of South Carolina, without reference to the principles of conflicts of law. I AGREE THAT I SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS RELEASE OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS RELEASE, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN A UNITED STATES DISTRICT COURT IN THE STATE OF SOUTH CAROLINA AND THE STATE COURTS LOCATED IN THE STATE OF SOUTH CAROLINA (ANY SUCH COURT, THE “CHOSEN COURT”) AND (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVE ANY OBJECTION THAT ANY CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL AND (V) AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 10.9 OF THE EMPLOYMENT AGREEMENT (NOTICES).

/s/ James M. Pirrello
JAMES M. PIRRELLO
5/19/2025
Date
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